EXHIBIT 10(cc)

The Dow Chemical Company

Voluntary Deferred Compensation Plan

For Non-Employee Directors

Effective January 1, 2005

ARTICLE I

PURPOSE AND EFFECTIVE DATE

The Dow Chemical Company Voluntary Deferred Compensation Plan for Non-Employee Directors (“Plan”) provides Non-Employee Directors of The Dow Chemical Company with the opportunity to elect to defer receipt of their compensation from The Dow Chemical Company, and to have these deferred amounts treated as if invested in specified Hypothetical Investment Benchmarks.  The Plan shall be effective for deferrals made hereunder on or after January 1, 2005. The benefits provided under the Plan shall be provided in consideration for services to be performed after the effective date of the Plan, but prior to the Non-Employee Director’s Separation from Board Service.  Effective October 11, 2006, the Hypothetical Investment Benchmarks were changed as reflected in Appendix A.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2.01         Administrator.  “Administrator” means the Governance Committee of The Dow Chemical Company.

Section 2.02         Annual Retainer.  “Annual Retainer” means the annual retainers and fees from the Company.

Section 2.03         Beneficiary.  “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VIII.

Section 2.04         Board.  “Board” means the Board of Directors of The Dow Chemical Company.

Section 2.05         Change of Control.  For purposes of this Plan, a “Change of Control” shall be deemed to have occurred upon:  (i) the dissolution or liquidation of The Dow Chemical Company; (ii) a reorganization, merger or consolidation of The Dow Chemical Company with one or more corporations as a result of which The Dow Chemical Company is not a surviving corporation; (iii) approval by the stockholders of The Dow Chemical Company of any sale, lease, exchange, or other transfer (in one or series of transactions) of all or substantially all of the assets of The Dow Chemical Company; (iv) approval by the stockholders of The Dow Chemical Company of any merger or consolidation of The Dow Chemical Company in which the holders of the voting stock of The Dow Chemical Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or (v) a change of fifty-one percent (51%) (rounded to the next whole person) in the membership of the Board of Directors of The Dow Chemical Company within a twenty-four (24) month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of eighty-five percent (85%) (rounded to the next whole person) of the directors still in office who were in office at the beginning of the twenty-four month period.

Section 2.06         Governance Committee.  “Governance Committee” means the general administrator of the Plan elected by the Board of Directors at its first meeting following the annual meeting of stockholders.

Section 2.07         Common Stock.  “Common Stock” means the common stock of The Dow Chemical Company.

Section 2.08         Company.  “Company” means The Dow Chemical Company, its successors, any subsidiary or affiliated organizations authorized by the Board or the  Administrator to participate in the Plan and any organization into which or with which The Dow Chemical Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 2.09         Deferral Account.  “Deferral Account” means the notional account established for record keeping purposes for each Participant pursuant to Article VI.

Section 2.10         Deferral Period.  “Deferral Period” is defined in Section 4.02.

Section 2.11         Deferred Amount.   “Deferred Amount” is defined in Section 4.02.

Section 2.12         Designee.  “Designee” shall mean The Dow Chemical Company Global Compensation & Benefits Department.

Section 2.13         Eligible Compensation.  “Eligible Compensation” means any retainer, fees, and any other monies deemed to be eligible compensation by the Administrator.

Section 2.14         Fair Market Value.  “Fair Market Value” of a share of Common Stock means the  closing price of The Dow Chemical Company’s Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date the Fair Market Value is to be determined. The definition of Fair Market Value in this Section shall be exclusively used to determine the values of a Participant’s interest in The Dow Chemical Company Stock Index Fund (defined in Section 6.02(b)) for all relevant purposes under the Plan.

Section 2.15         Form of Payment.  “Form of Payment” means payment in annual installments not to exceed 10 years.

Section 2.16         Hardship Withdrawal.  “Hardship Withdrawal” means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.

Section 2.17         Hypothetical Investment Benchmark.  “Hypothetical Investment Benchmark” shall mean the phantom investment benchmarks which are used to measure the return credited to a Participant’s Deferral Account.

Section 2.18         Other Bonus.  “Other Bonus” means the amount awarded to a Participant for a Board Year under any other incentive plan maintained by any Company that has been established and authorized as eligible for deferral.

Section 2.19         Other Deferral.  “Other Deferral” means the amount of a Participant’s Other Bonus which the Participant elects to have withheld on a pre-tax basis credited to his or her account pursuant to Section 4.02.

Section 2.20         Participant.  “Participant” means any individual who is eligible and makes an election to participate in this Plan by filing a Participation Agreement as provided in Article IV.  Members of the Board of Directors of the Company who are not employees of the Company or any subsidiary are eligible to participate.

Section 2.21         Participation Agreement.  “Participation Agreement” means an agreement filed by a Participant in accordance with Article IV.

Section 2.22         Phantom Share Units.  “Phantom Share Units” means units of deemed investment in shares of The Dow Chemical Company Common Stock so determined under Section 6.02(b).

Section 2.23         Plan Year.  “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.

Section 2.24         Section 16 Participant.  “Section 16 Participant” means an officer or director of The Dow Chemical Company required to report transactions in The Dow Chemical Company securities to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Section 2.25         Separation from Board Service.  “Separation from Board Service” means the cessation of a Participant’s services as a non-employee director of the Company, whether voluntary or involuntary, for any reason other than death.

Section 2.26         Unforeseeable Emergency.  “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or  accident of the Participant, the Participant’s spouse or a dependent of the Participant,  loss of the Participant’s property due to casualty or other similar extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Administrator. The amount of the distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Section 2.27         Valuation Date.  “Valuation Date” means the last day of each calendar month or such other date as the Administrator in its sole discretion may determine.

ARTICLE III

ADMINISTRATION

Section 3.01       Administrator Duties.  This Plan shall be administered by the Governance Committee (“Administrator”). The Administrator shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers that are specially vested in any other person administering this Plan by the Administrator.  The Administrator may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan.  All rules, interpretations and decisions of the Administrator shall be conclusive and binding on any Company, Participants and Beneficiaries.

The Designee has the responsibility for performing certain administrative and ministerial functions under this Plan.  The Designee shall be responsible for determining in the first instance issues related to eligibility, Hypothetical Investment Benchmarks, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses and of distributions, withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan.  The Administrator shall have discretion to delegate such additional duties as it may determine.  The Designee may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

Neither The Dow Chemical Company, a member of the Board who is employed by the Company, a member of the Governance Committee nor any Designee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan.

The Dow Chemical Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of The Dow Chemical Company (including the heirs, executors, administrators and other personal representatives of such person), each member of the Governance Committee and any Designee against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by  such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of The Dow Chemical Company, the Administrator  or Designee.

Any expense incurred by The Dow Chemical Company or the Administrator relative to the administration of this Plan shall be paid by The Dow Chemical Company and/or may be deducted from the Deferral Accounts of the Participants as determined by the Administrator or Designee.

Section 3.02         Claim Procedure.  If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits.  All claims for benefits under this Plan shall be sent to the Designee.  If the

Designee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Designee shall inform the claimant in writing of such determination and the reasons therefor in terms calculated to be understood by the claimant.  The notice shall be sent within 60 days of the claim unless the Designee determines that additional time, not exceeding 60 additional days, is needed and so notifies the claimant.  The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary to perfect the claim.  Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim.  The claimant may within 60 days thereafter submit in writing to the Administrator a notice that the claimant contests the denial of his or her claim and desires a further review by the Administrator.  The Administrator shall within 60 days thereafter review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Administrator.  The Administrator will render a final decision on behalf of The Dow Chemical Company with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Administrator determines that additional time, not exceeding 60 days, is needed, and so notifies the claimant.  If the Administrator fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the claim shall be deemed to have been denied.  If such determination is favorable to the claimant, it shall be binding and conclusive.  If such determination is adverse to the claimant, it shall be binding and conclusive unless the claimant notifies the Administrator within 90 days after the mailing or delivery to him or her by the Administrator of its determination that he or she intends to institute legal proceedings challenging the determination of the Administrator, and actually institutes such legal proceeding within 180 days after such mailing or delivery.

ARTICLE IV

PARTICIPATION

Section 4.01         Participation.  Participation in the Plan shall be limited to Participants who elect to participate in this Plan by filing a Participation Agreement with the Designee.  A Participation Agreement must be filed on or prior to the election to the Board, and prior to the right to receive any compensation for the Plan Year, immediately preceding the Plan Year for which it is effective.  The Designee shall have the discretion to establish deadlines regarding the filing of Participation Agreements for Participants. Notwithstanding the foregoing, the Administrator, in its sole discretion, may permit a newly eligible Participant to submit a Participation Agreement within 30 days of that  person becoming eligible, and deferrals shall commence as soon as practical thereafter.  An individual shall not be eligible to elect to participate in this Plan unless the individual is a Participant for the Plan Year for which the election is made.

Section 4.02         Contents of Participation Agreement.  Subject to Article VII, each Participation Agreement shall set forth:  (i) the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount”), expressed as a percentage of the Annual Retainer/Other Bonus for such Plan Year or performance period; provided, that the minimum Deferred Amount for any Plan Year shall not be less than 10% (in 10%  increments) of the Annual Retainer/Other Bonus; (ii) the period after which payment of the Deferred Amount is to be made or begin to be made (the “Deferral Period”), which shall be during July (A) following Separation from Board Service (B) following one year after Separation from Board Service, or (C) following the Participant’s 72nd birthday; and (iii) the form in which payments are to be made: annual installments not to exceed 10 years.  Participation Agreements are to be completed in a format specified by the Designee.

Section 4.03         Modification or Revocation of Election by Participant.  A Participant may not change the amount of his or her Deferred Amount during a calendar year.  A Participant’s Participation Agreement may not be made, modified or revoked retroactively.

ARTICLE V

DEFERRED COMPENSATION

Section 5.01         Elective Deferred Compensation.  For Section 16 Participants who elect to direct their Deferred Amount to the Hypothetical Investment Benchmark of The Dow Chemical Company Stock Index Fund only, the Deferred Amount of that Participant with respect to each Plan Year of participation shall be credited to the Participant’s Deferral Account in the Hypothetical Investment Benchmark of 125% of Ten Year Treasury Notes as and when such Deferred Amount would otherwise have been paid to the Participant; on a quarterly basis (on the last business day of the months of March, June, September and December), such Deferred Amount shall be reallocated to the Hypothetical Investment Benchmark of The Dow Chemical Company Stock Index Fund.  The earnings based on a Participant’s investment selection among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Administrator from time to time, shall be borne by The Dow Chemical Company.

Section 5.02         Vesting of Deferral Account.  A Participant shall be 100% vested in his or her Deferral Account as of each Valuation Date.

ARTICLE VI

MAINTENANCE AND INVESTMENT OF ACCOUNTS

Section 6.01         Maintenance of Accounts.  Separate Deferral Accounts shall be maintained for each Participant.  More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different Deferral Periods and/or forms of payment.  A Participant’s Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind.  The Designee shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 6.02 and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.

Section 6.02         Hypothetical Investment Benchmarks.  (a)  Each Participant shall be entitled to direct the manner in which his or her Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Administrator from time to time, and in accordance with such rules, regulations and procedures as the Administrator may establish from time to time.  Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferred Amounts are credited to his or her Deferral Accounts.  Participants, except for Section 16 Participants, can reallocate among the Hypothetical Investment Benchmarks on a daily basis.  Section 16 Participants can reallocate among the Hypothetical Investment Benchmarks in accordance with such rules, regulations and procedures as the Administrator may establish from time to time.

(b) (i)   The Hypothetical Investment Benchmarks available for Deferral Accounts will include “The Dow Chemical Company Stock Index Fund.”  The Dow Chemical Company Stock Index Fund will consist of deemed investments in shares of The Dow Chemical Company Common Stock including reinvestment of dividends, stock splits and without brokerage fees.  Deferred Amounts that are deemed to be invested in The Dow Chemical Company Stock Index Fund shall be converted into Phantom Share Units based upon the Fair Market Value of the Common Stock as of the date(s) the Deferred Amounts are to be credited to a Deferral Account.  The portion of any Deferral Account that is invested in The Dow Chemical Company Stock Index Fund shall be credited, as of each dividend payment date, with additional Phantom Share Units of Common Stock with respect to cash dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date.

(ii)   When a reallocation or a distribution of all or a portion of a Deferral Account that is invested in The Dow Chemical Company Stock Index Fund is to be made, the balance in such a Deferral Account shall be determined by multiplying the Fair Market Value of one share of Common Stock on the most recent Valuation Date preceding the date of such reallocation or distribution by the number of Phantom Share Units to be reallocated or distributed.  Upon a distribution, the amounts in The Dow Chemical Company Stock Index Fund shall be distributed in the form of cash having a value equal to the Fair Market Value of a comparable number of actual shares of Common Stock.

(iii)   In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, or other change in the corporate structure of The Dow Chemical Company affecting Common Stock, or a sale by The Dow Chemical Company of all or part of its assets, or any distribution to stockholders other than a normal cash dividend, then the Administrator may make appropriate adjustments to the number of deemed shares credited to any Deferral Account.  The determination of the Administrator as to such adjustments, if any, to be made shall be conclusive.

(iv)   Notwithstanding any other provision of this Plan,  the Administrator shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to his or her Deferral Account is deemed to be an exempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

Section 6.03         Statement of Accounts.  Each Participant shall be issued quarterly statements of his or her Deferral Account(s) in such form as the Designee deems desirable, setting forth the balance to the credit of such Participant in his or her Deferral Account(s) as of the end of the most recently completed quarter.

ARTICLE VII

BENEFITS

Section 7.01         Time and Form of Payment.  At the end of the Deferral Period for each Deferral Account, The Dow Chemical Company shall pay to the Participant the balance of such Deferral Account at the time or times elected by the Participant in the applicable Participation Agreement.  The Dow Chemical Company shall make cash only payments from such Deferral Account, each of which annual amount shall consist of an amount equal to (i) the balance of such Deferral Account as of the most recent annual Valuation Date preceding the first annual payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installment years (including the installment being paid).  The first such installment shall be paid during July following the end of the Deferral Period and each subsequent installment shall be paid on or about the anniversary of such first payment.  Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment).

Section 7.02         Changing Form of Benefit.  Participants may elect an alternative form of payout as available under Section 7.01 by written election filed with the Administrator; provided, however, that the Participant files the election at least twelve (12) months prior to the first day of the month in which payments are to commence.  If a Participant changes his form of payout from a lump sum to installments, the first installment date cannot occur earlier than five years after the date on which the lump sum was scheduled to be made.  A Participant cannot reduce the overall length of the installment period (e.g., from 10 years to 5 years).  A Participant cannot change his form of election from installments to a lump sum.

Section 7.03         Changing Form of Benefit to Delay Distribution.  Participants may elect to delay their form of payout as available under Section 7.01 as long as the first payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made.

Section 7.04         Changing Form of Benefit to Accelerate Distribution.  Acceleration of the Distribution timing is only allowed for death, Unforeseeable Emergency, or limited circumstances in accordance with governmental regulations.

Section 7.05         Separation from Board Service.  Subject to Section 7.01 and Section 7.07 hereof, if a Participant has elected to have the balance of his or her Deferral Account distributed upon Separation from Board Service, or after a specific future year, the account balance of the Participant (determined as of the most recent Valuation Date preceding the end of the Deferral Period) shall be distributed in installments in accordance with the Plan and as elected in the Participation Agreement.

Section 7.06         Post-Termination Survivor Benefit.  If a Participant dies after Separation from Board Service and prior to receiving full payment of his or her Deferral Account(s), The Dow Chemical Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant’s Beneficiary or Beneficiaries (as the case may be) in a lump sum.

Section 7.07         Small Benefit Election.  Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Participant or Beneficiary(ies) is less than or equal to ten thousand dollars ($10,000), the Administrator shall pay such benefits in a single lump sum.  The Administrator shall also change annual payments so they are at least three hundred dollars ($300) by reducing the number of annual installments.

Section 7.08         Hardship Withdrawals.  Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant’s on-going Deferred Amount shall cease and a Participant shall be entitled to early payment of all or part of the balance in his or her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.08.  A distribution pursuant to this Section 7.08 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan.  An application for an early payment under this Section 7.08 shall be made to the Administrator in such form and in accordance with such procedures as the Administrator shall determine from time to time.  The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 7.08 shall be made by the Administrator.

Section 7.09         Change of Control.  A Participant may, when completing a Participation Agreement during the enrollment period, elect that, if a Change of Control occurs, the Participant (or after the Participant’s death the Participant’s Beneficiary) shall receive a lump sum payment of the balance of the Deferral Account within thirty (30) days after the Change of Control.  This election is irrevocable and shall apply to the entire Deferral Account both before and after Separation from Board Service.  The Deferral Account balance shall be determined as of the most recent Valuation Date preceding the month in which Change of Control occurs. All Participation Agreements previously filed by a Participant who receives a distribution under this Section 7.09 shall be null and void (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been completed), and such a Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such distribution is made.

ARTICLE VIII

BENEFICIARY DESIGNATION

Section 8.01         Beneficiary Designation.  Each Participant shall have the right, at any time, to designate any person, persons or entity as his or her Beneficiary or Beneficiaries.  A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Designee, on such form and in accordance with such procedures as the Designee shall establish from time to time.

Section 8.02         No Beneficiary Designation.  If a Participant or Beneficiary fails to designate a Beneficiary as provided above or if all designated Beneficiaries predecease the Participant or his or her Beneficiary, then the Participant’s Beneficiary shall be deemed to be, in the following order:

(a)          to the spouse of such person, if any;

(b)         to the children of such person, if any; or

(c)          to the deceased person’s estate.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

Section 9.01         Amendment.  The Board may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.

Section 9.02         Company’s Right to Terminate.  The Board may at any time terminate the Plan with respect to future Participation Agreements.  The Board may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of The Dow Chemical Company, and upon any such termination, The Dow Chemical Company shall pay to each Participant  the benefits such Participant is entitled to receive under the Plan as monthly installments over a three (3) year period commencing within ninety (90) days (determined as of the most recent Valuation Date preceding the termination date).

ARTICLE X

MISCELLANEOUS

Section 10.01       Unfunded Plan.  This Plan is intended to be an unfunded plan. All payments pursuant to the Plan shall be made from the general assets of The Dow Chemical Company and no special or separate fund shall be established or other segregation of assets made to assure payment.  No Participant or other person shall have under any circumstances any interest in any particular property or assets of The Dow Chemical Company or any other Company as a result of participating in the Plan.  Notwithstanding the foregoing, The Dow Chemical Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of The Dow Chemical Company’s creditors, to assist it in accumulating funds to pay its obligations.

Section 10.02       Nonassignability.  Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 10.03       Validity and Severability.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.04       Governing Law.  The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Delaware, without reference to principles of conflict of law, except to the extent preempted by federal law.

Section 10.05       Status.  This Plan does not constitute a contract of employment or impose on the Participant or any Company any obligation for the Participant to remain on the Board of Directors of such Company.

Section 10.06       Successors of the Company.  The rights and obligations of The Dow Chemical Company shall inure to the benefit of, and shall be binding upon, the successors and assigns of The Dow Chemical Company.

Section 10.07       Waiver of Breach.  The waiver by The Dow Chemical Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

Section 10.08       Notice.  Any notice or filing required or permitted to be given to The Dow Chemical Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of The Dow Chemical Company, directed to the attention of the Designee.  Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

APPENDIX A

The Dow Chemical Company Stock Index Fund

125% of Ten Year Treasury Notes

Vanguard Windsor II Admiral Shared (effective October 11, 2006)

Vanguard 500 Index Fund

T. Rowe Price Mid-Cap Growth Fund

Fidelity Low-Priced Stock Fund

Fidelity Diversified International Trust (effective October 11, 2006)

Vanguard Balanced Index Fund